As Filed with the Securities and Exchange Commission on February 27, 2006
Post Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-111926)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Action Performance Companies, Inc.
(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-0704792 (I.R.S. Employer Identification No.)

1480 South Hohokam Drive Tempe, Arizona (Address of Principal Executive Offices)	85281 (Zip Code)
Tommy Warlick
Secretary
1480 South Hohokam Drive
Tempe, Arizona 85281
(602) 445-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold, as further described herein.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

DEREGISTRATION OF SHARES
     Effective immediately upon the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-111926) filed on January 14, 2004 (the “Registration Statement”), Action Performance Companies, Inc. (the “Registrant”) hereby deregisters 171,215 shares previously registered for sale pursuant to the Registration Statement. On December 1, 2005, the Registrant held a special meeting of shareholders at which Registrant shareholders approved and adopted the Agreement and Plan of Merger, dated as of August 29, 2005, among SMISC, LLC, Motorsports Authentics, Inc. and the Registrant (the “Merger”), and the transactions contemplated thereby. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Arizona on December 9, 2005 (the “Effective Time”).
     As a result of the Merger, at the Effective Time, all outstanding shares of common stock of the Registrant were cancelled and such shares, together with certain outstanding options and warrants, were converted into the right to receive the merger consideration in accordance with the terms and conditions of the Agreement and Plan of Merger. The Registrant has terminated all offerings of common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of common stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on February 27, 2006.

ACTION PERFORMANCE COMPANIES, INC.
By:	/s/ DAVID M. RIDDIFORD
David M. Riddiford
Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on February 27, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ MARCUS G. SMITH	Co-President, Director
(Marcus G. Smith)

/s/ LESA FRANCE KENNEDY	Co-President, Director
(Lesa France Kennedy)

/s/ DAVID M. RIDDIFORD	Treasurer
(David M. Riddiford)

/s/ JOHN R. SAUNDERS	Director
(John R. Saunders)

/s/ MARK M. GAMBILL	Director
(Mark M. Gambill)

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